EXHIBIT 99.1

Rigel Announces First Quarter 2009 Financial Results

South San Francisco, Calif. — May 5, 2009 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the first quarter ended March 31, 2009.

For the first quarter of 2009, Rigel reported a net loss of $29.9 million, or $0.82 per share, compared to a net loss of $27.3 million, or $0.79 per share, in the first quarter of 2008. Weighted average shares outstanding for the first quarters of 2009 and 2008 were 36.7 million and 34.4 million, respectively.

Rigel reported total operating expenses of $30.3 million in the first quarter of 2009, compared to $28.7 million in the first quarter of 2008. The increase in operating expenses was primarily due to increases in clinical development and restructuring costs, partially offset by the decrease in stock-based compensation expense. The increase in clinical development expenses was primarily due to the costs associated with the Company’s two Phase 2b clinical trials of R788 in rheumatoid arthritis (TASKi2 and TASKi3).  As a result of the restructuring implemented in the first quarter of 2009, Rigel recorded restructuring charges of $1.1 million which consisted primarily of severance payments and extended health benefits for the affected employees.   Stock-based compensation expenses decreased from $5.8 million in the first quarter of 2008 to $2.3 million in the first quarter of 2009, primarily due to the higher valuation of options granted in the first quarter of 2008 and the full expense recognition of the majority of those options by the end of 2008.

In the first quarter of 2009, Rigel recorded a federal refundable tax benefit of approximately $66,000, which was calculated in accordance with The American Recovery and Reinvestment Act of 2009.

As of March 31, 2009, Rigel had cash, cash equivalents and available for sale securities of $104.8 million compared to $134.5 million as of December 31, 2008.  Rigel believes its cash,  cash equivalents and available for sale securities are sufficient to maintain its current development priorities through the second quarter of 2010.

“We expect to deliver top-line results in July 2009 from both our Taski2 and Taski3 clinical trials, “ said James M. Gower, chairman and chief executive officer of Rigel. “These two trials add over 670 additional patients studied with R788 in rheumatoid arthritis to the 189 patients studied from our Phase 2a trial reported in December 2007,” he added.

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory/autoimmune diseases and metabolic diseases. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. Rigel has product development programs in inflammatory/autoimmune diseases such as rheumatoid arthritis thrombocytopenia and asthma, as well as in cancer.

This press release contains “forward-looking” statements, including statements related to relating to the timing of clinical development of R788 and the sufficiency of its cash, cash equivalents and available for sale securities. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “expects” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials, potential problems that may arise in the clinical testing and approval process and Rigel’s need for additional capital, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2008. Rigel does not undertake any obligation to update forward-looking statements.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
	(unaudited)
Revenues:
Contract revenues	$—	$—

Operating expenses:
Research and development (see Note A)	24,538	21,620
General and administrative (see Note A)	4,603	7,125
Restructuring charges (see Note A)	1,141	—
Total operating expenses	30,282	28,745
Loss from operations	(30,282)	(28,745)
Interest income, net	294	1,483
Loss before income taxes	(29,988)	(27,262)
Income tax benefit	66	—
Net loss	$(29,922)	$(27,262)
Net loss per share, basic and diluted	$(0.82)	$(0.79)
Weighted average shares used in computing net loss per share, basic and diluted	36,699	34,417

Note A

Stock-based compensation expense included in:
Research and development	$1,425	$3,092
General and administrative	719	2,754
Restructuring charges	122	—
	$2,266	$5,846

SUMMARY BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2009	2008(1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$104,811	$134,477
Total assets	114,026	143,858
Stockholders’ equity	76,968	104,165

(1)   Derived from audited financial statements